EXHIBIT 99



                                    For more information, contact
                             Randy Burkhalter, NorAm Energy Corp.
                                                   (713) 654-7502




           NorAm Energy Reports Second Quarter Results



     Houston, TX -- August 3, 1995 -- NorAm Energy Corp. reported a net loss of $7.1 million for the second quarter compared to a

$6.9 million loss for 1994 reflecting the normal seasonal pattern of earnings from the residential and commercial demand for

natural gas in the Company's operating areas. After preferred dividends, the net loss for the quarter was $9.0 million or $0.07 per share compared to a loss of $8.8 million or $0.07 per share for the same period of 1994.  Interest expense was reduced 10% to

$37.0 million from $41.3 million, primarily as a result of strong cash flows which were used to reduce the average level of debt by

$125 million.  Pre-tax income improved by $2 million over 1994,

which was offset by the effects of a lower interim effective tax rate.


     Distribution operating income was $9.3 million for the

quarter compared to $7.2 million in 1994. The Minnegasco

division, with service territories in Minnesota, had increased margins due to colder than normal weather this Spring.

Distribution throughput increased 16 billion cubic feet due

primarily to increased industrial volumes at Entex as well as commercial and residential volumes at Minnegasco.


     Operating income from the Trading and Transportation group was $20.7 million for the quarter compared to $24.1 million last year.  The majority of the variance resulted from non-recurring income of $2.1 million in 1994, including the reversal of a

regulatory reserve on the Mississippi River Transmission system.

Other items contributing to the variance included reduced margins from the pipeline merchant function partially offset by improved gathering margins for NorAm Field Services (NFS) and increased volumes marketed by NorAm Energy Services (NES) this year.

     "We are steadily growing our distribution business by adding new customers as well as providing value-added services. Each of our distribution companies has increased its earnings base by providing new services to meet customer needs.  The Trading and

Transportation Group is also tracking our expectations and we expect a solid performance in the second half of the year.

Additionally, the emergence of our growing non-utility energy services offered by NFS, NES, and the distribution companies provides a solid base for future growth.  Currently, non-utility operations contribute about 30% of total revenues and 10% of operating income.  We expect that to increase in the future",

said Milt Honea, Chairman, President and Chief Executive Officer.

     Net income available to common for the first half of the

year was $41.0 million or $0.33 per share as compared to $44.7 million or $0.37 per share last year. Average common shares

outstanding were 123.4 million shares compared to 122.4 million shares last year.


     NorAm Energy Corp. (NYSE: NAE), is the nation's third

largest natural gas utility serving 2.7 million customers through its Entex, Arkla and Minnegasco distribution divisions. NorAm

Energy is also a major natural gas pipeline and energy marketer providing supply, gathering, storage, transportation and

wholesale electric services through NorAm Trading and

Transportation Group. This group includes NorAm Gas Transmission,

Mississippi River Transmission, NorAm Field Services and NorAm

Energy Services.



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